EXHIBIT 10.3

Insmed Incorporated Princeton Corporate Plaza 9 Deer Park Drive, Suite C Monmouth Junction, NJ 08852-1919 732-997-4600 www.insmed.com

September 10, 2012

Via Hand Delivery

Mr. Donald Hayden, Jr.

Dear Don:

This letter confirms our mutual agreement regarding the effects of the change in your position with Insmed Incorporated (the “Company”) from Executive Chairman to Chairman of the Board of Directors (the “Board”).  In connection with that change and effective as of the date hereof, you hereby agree and acknowledge as follows:

1)           You hereby cease to be an officer and an employee of the Company;

2)           That certain Employment Agreement between you and the Company dated May 14, 2012 (the “Employment Agreement”) is hereby terminated.  The change in your position, the cessation of your employment and the termination of the Employment Agreement are by mutual consent and, accordingly, no severance benefits are due to you.  The Company’s only remaining obligations to you under the Employment Agreement or in respect of your service as an employee are those expressly described below;

3)           Promptly following the date hereof, the Company will pay you any Accrued Obligations (as that term is defined in the Employment Agreement);

4)           You will not participate in the Company’s 2012 annual cash bonus program, although the Board will consider the award to you of a discretionary bonus in respect to your service as the Executive Chairman of the Company;

5)           Your rights under Section 26 (Indemnification) in respect of your service as an employee and an officer of the Company will survive the termination of the Employment Agreement; and

6)           Following the date hereof, you will be compensated for your service as a member (and as Chairman) of the Board in accordance with the Company’s policies and practices for the compensation of non-employee directors, as in effect from time to time.

To confirm the foregoing, please execute this letter in the space below and return the original to me.

Sincerely,

Andrea Holtzman Drucker
Senior Vice President, General Counsel and Corporate Secretary

Agreed and Acknowledged on this
____ day of September, 2012:

Donald Hayden, Jr.